Exhibit 99.1

EVO Transportation & energy services, INC.

ANNUAL INCENTIVE PLAN

1.

Purpose; Administration.  The purpose of the EVO Transportation & Energy Services, Inc. Annual Incentive Plan (the “Plan”) is to provide annual incentives and rewards to certain employees of EVO Transportation & Energy Services, Inc. (the “Company”) in the form of cash bonuses, to enhance the value of the Company.  EVO’s Board of Directors (the “Board”) has delegated Plan administration to the Compensation Committee (“Committee”).  The Committee has complete and sole discretionary authority for governing the Plan, interpreting its provisions, establishing the rules according to which the Plan will be administered, deciding who will participate, defining incentive opportunity, establishing performance measures and goals, and determining award size.  All decisions, actions or interpretations of the Committee shall be final and binding upon all parties.  The Committee shall annually update the Board of Directors on all material elements of the Plan, consistent with current governance standards established by the Board. Notwithstanding the foregoing, no member of the Board or the Committee shall participate in any decisions concerning the payments to be made to such member, or other matters relating to such member’s benefits under the Plan.

All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company.  The members of the Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any award payout made under this Plan, and the members of the Committee shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

2.	Effective Date and Date of Approval. The Plan is effective beginning January 1, 2021 (the beginning of the Company’s current fiscal year). The Committee approved the Plan on August 17, 2021.

3.

Performance Period and Plan Length.  The “Plan Year” represents the annual performance period for which awards will be provided, which shall coincide with the Company’s fiscal year.  The first Plan Year will measure the annual performance for fiscal year 2021 between January 1, 2021 and December 31, 2021.   The Plan shall remain in effect until terminated by the Board.

4.

Eligibility.  As close to the beginning of each Plan Year as practical, the Committee will select participants from a roster of executives nominated by the Chief Executive Officer (CEO).  Only the most senior executives of EVO, responsible for shaping and implementing organizational strategy, are eligible to participate in this Plan. For 2021, the following roles shall be included in the Plan:

•	CEO
•	CEO’s direct reports (i.e., the Executive Leadership Team)
•	All Senior Vice President (SVP) positions
5.	Participation in Other Plans. Participation in this Plan does not limit participation in any other employee benefit plan.

Exhibit 99.1

6.

Incentive Opportunity.  As close to the beginning of each Plan Year as practical, the Committee will establish target incentive opportunities for each participating employee.  These guidelines will define threshold, target, and maximum incentive opportunity as a percent of a participant’s salary at that time (i.e., “Plan salary”).

Threshold opportunity will correspond to substantial achievement of the expected or planned level of performance. Achievement of threshold goal(s) will result in a payout of 75% of target.

Target opportunity will correspond to the expected or planned level of performance.

Maximum opportunity will correspond to outstanding performance that significantly exceeds the expected or planned level of performance. Achievement of maximum goal(s) will result in a payout of 150% of target.

Unless otherwise determined by the Administrator, for each Plan Year, the threshold, target, and maximum opportunities (as a percentage of base salary) are as follows:

Position Level	Opportunity Level (% of Base Salary)
	Threshold	Target	Maximum
CEO	37.5%	50%	75%
CEO’s Direct Reports (Executive Leadership Team)	30%	40%	60%
SVP Positions	22.5%	30%	45%

See Attachment A for a full list of Plan participants.

7.

Performance Measures, Goals, and Weights.  As close to the beginning of each Plan Year as practical, the CEO will propose a set of organizational performance measures (typically two to four measures) for corresponding financial and/or operational goals and weights.  The Committee will then review and approve the proposed performance measures, goals, and weights.

All organizational performance measures shall be drawn from EVO’s annual strategic plan and represent the most important strategic outcomes for the Plan year.

In addition, the Committee, upon recommendation from the CEO, may establish a set of triggers or conditions that EVO must meet before any award will be paid.  These triggers may represent minimum financial standards or other minimum expectations as determined by the Committee from time to time in its sole discretion.

In general, the e Committee shall approve the performance measures, goals, weights, and triggers no later than the end of the first quarter of the fiscal year (March 31) of each Plan Year. Notwithstanding the foregoing, for the 2021 Plan Year performance measures, goals, weights and triggers will be determined as soon as possible using retroactive budget and company goals that were established and reviewed at the beginning of the 2021 fiscal year.

Exhibit 99.1

8.

Performance Standards.  For each performance measure, the Committee will establish performance goals at threshold, target performance levels.  The Committee shall define the goals as specifically as possible and shall identify the types of quantitative or qualitative evidence or indicators of performance it will use in assessing performance at the end of each Plan Year.

Target performance is defined as an expected or planned level of performance.  This performance level corresponds with target opportunity.

Performance between (i) threshold and target and (ii) between target and maximum will be interpolated linearly. Performance below threshold will result in no payout for that metric, and performance above maximum will be capped at a 150% of target payout.

Attachment B sets forth the Plan metrics, weights, and goals for the 2021 Plan Year.  For future Plan Years, the Committee shall review and revise Attachment B to reflect the performance goals applicable to such Plan Year.

9.

Evaluation of Performance and Determination of Awards.  As soon as practical after the end of the Plan Year, the Committee will evaluate performance relative to the goals established for such Plan Year.  Based on this evaluation, the Committee shall, in its sole discretion, determine final results and payout levels for each metric. If the Committee determines that EVO has met any predetermined triggers or conditions established pursuant to Section 7, performance will be evaluated for each goal set for the Plan Year independently of any other goals.

For any goal achieved at threshold performance, EVO shall pay an award equal to (i) threshold-level opportunity, multiplied by the weight for such goal, multiplied by (ii) the participant’s base salary.

For any goal achieved at target performance, EVO shall pay an award equal to (i) target-level opportunity, multiplied by the weight for such goal, multiplied by (ii) the participant’s base salary.

For any goal achieved at outstanding performance, EVO shall pay an award equal to (i) maximum-level opportunity, multiplied by the weight for such goal, multiplied by (ii) the participant’s base salary.

10.

Adjustments for Individual Performance.  The Committee, upon recommendation from the CEO, shall have the discretion to increase or decrease the payouts for participants based upon their individual performance and contributions to the organization by up to 25% of the initial award payout (i.e., the award payout initially determined by the quantitative payout mechanics). Notwithstanding anything in this Plan to the contrary, the Committee shall have final authority for determining the actual award payouts to participants for any Plan Year.

11.

Discretion to Reduce Payouts.  To protect EVO, the Committee shall have the discretion to reduce or cancel any or all award payouts to participants if the predetermined triggers and conditions for the Plan, as established by the Committee pursuant to Section 7, are not met.

Exhibit 99.1

12.

Change of Employment Status.  In order to receive payment for an award, participants must continue to be EVO employees through the last day of the Plan Year (December 31), at which time the award shall become vested.

If EVO hires, transfers or promotes someone into an eligible position during the Plan Year, the Committee may choose to add the individual to the Plan during the course of the Plan Year.  Any participant added to the Plan during the course of the Plan Year shall be eligible for a pro rata award based on the number of whole months during which such individual participated in the Plan during such Plan Year.

In the event of a participant's termination of employment due to death, disability or retirement during the Plan Year, the Committee may, at its sole discretion, approve a pro rata award payout to the participant or to the participant's estate or beneficiary, and the participant’s award shall become vested as of the date of such termination.  “Disability” shall have the same meaning as set forth in the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Stock Incentive Plan”). “Retirement“ shall have the same meaning as set forth in the Stock Incentive Plan.

13.

Modification of Goals, Measures, Weights, Triggers, and Awards.  The Committee may, in its sole discretion, modify performance measures, goals, weights, and awards as appropriate, to recognize unexpected changes in circumstances or changes in EVO’s strategies or priorities.  The Committee may also, in its sole discretion, modify the financial trigger and any corporate or individual prerequisites and may add additional prerequisites, triggers or conditions it deems necessary for the proper administration of the Plan.

14.

Annual Review of Plan.  The Committee will review eligibility, participation, incentive opportunity, performance measures, goals, weights, triggers, awards paid and total compensation levels annually to ensure that the Plan continues to serve its purpose and conforms to competitive norms.  The Committee will report its assessment of the Plan to the Board.

15.

Award Payment.  Any award payout shall be paid promptly following the Committee’s evaluation of EVO’s performance after the end of the Plan Year to which the award relates, and in any event shall be paid in the calendar year immediately following the Plan Year to which the award relates.

16.

Tax Consequences and Withholding Taxes.  There are no tax consequences for the participant until the award is paid.  EVO will deduct from any awards paid under this Plan an amount necessary to satisfy Federal, State and local income tax withholding requirements.

17.

Assignment.  The Plan, and the Company’s obligations hereunder, shall be binding on any successor to the Company and references to the Company shall mean the Company as hereinbefore defined and any successor thereto.  Participants may not assign any of Participants’ rights hereunder, except in accordance with the laws of descent and distribution.

18.

No Employment Rights.  Nothing in the Plan shall confer on any participant the right to continued employment with the Company, or affect in any way the right of the Company to terminate the participant’s employment at any time, and for any reason, with or without cause and with or without advance notice.

Exhibit 99.1

19.

Right to Amend or Terminate the Plan.  Except as otherwise provided herein, the Plan may be amended or terminated at any time or from time to time by the Board; provided, however, that no such amendment or termination shall any participant’s award that has vested without the participant’s written consent.

20.

Choice of Law.  All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Arizona without regard to its conflict of laws provision.

21.

Funding.  No provision of the Plan shall require the Company, for purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

22.

Code Section 409A.  The Plan is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (“Code Section 409A”) and shall be construed and administered in accordance with Code Section 409A.  Accordingly, payments provided under this Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption.  Any payments under this Plan that may be excluded from Code Section 409A as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Notwithstanding anything in this Plan to the contrary, the Company may amend the Plan to the extent necessary or desirable to comply with Code Section 409A, as amended from time to time.

Exhibit 99.1

ATTACHMENT A:  2021 Plan Participants

Omitted pursuant to Item 601 of Regulation S-K.

Exhibit 99.1

ATTACHMENT B:  2021 Plan Illustration

		2021 Performance Levels
Performance Measure	Weight	Threshold (75% of target payout)	Target	Maximum (150% of target payout)
Revenue	50%	70% of FY21 Budget	80% of FY21 Budget	110% of FY21 Budget
EBITDA	50%	70% of FY21 Budget	80% of FY21 Budget	110% of FY21 Budget